AMENDMENT No. 4

EXECUTIVE EMPLOYMENT AGREEMENT

This Amendment No. 4 is made as of April 14, 2021, by and between Neal J. Keating (“Executive”) and Kaman Corporation (“Kaman” or “Company”).

WITNESSETH:

WHEREAS, the Company and Executive previously entered into an Executive Employment Agreement originally dated August 7, 2007, and as amended by Amendment No. 1 on January 1, 2010, Amendment No. 2 on Sept. 17, 2010, and Amendment No. 3 on Nov. 18, 2014 (as amended, the “Employment Agreement”); and

WHEREAS, the parties desire to further amend the Employment Agreement in accordance with its terms and subject to the provisions of this Amendment;

NOW THEREFORE, in consideration of the mutual promises contained in this Amendment, Company and Executive agree as follows:

1.    Section 11(a) of the Employment Agreement is hereby amended in its entirety to read as follows:

“(a) CONFIDENTIALITY. The Executive agrees that the Executive shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of the Executive’s employment or while assisting, cooperating with, or otherwise providing services to, the Company following the termination of Executive’s employment pursuant to Section 11(f) and for the benefit of the Company, either during the period of the Executive’s employment or at any time thereafter, any nonpublic, proprietary or confidential information, knowledge or data relating to the Company, any of its subsidiaries, affiliated companies or businesses, which shall have been obtained by the Executive during the Executive’s employment by the Company or during any period of time within which the Executive is assisting, cooperating with, or otherwise providing services to, the Company following the termination of Executive’s employment pursuant to Section 11(f). The foregoing shall not apply to information that (i) was known to the public prior to its disclosure to the Executive; (ii) becomes known to the public subsequent to disclosure to the Executive through no wrongful act of the Executive or any representative of the Executive; or (iii) the Executive is required to disclose by applicable law, regulation or legal process (provided that the Executive provides the Company with prior notice of the contemplated disclosure and reasonably cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information). Notwithstanding clauses (i) and (ii) of the preceding sentence, the Executive’s obligation to maintain such disclosed information in confidence shall not terminate where only portions of the information are in the public domain.”

2.    Capitalized terms not otherwise defined in this Amendment shall have the meaning ascribed to them in the Employment Agreement.

3.    Except as expressly modified herein, all provisions of the Employment Agreement shall remain in full force and effect.

In Witness Whereof, the Company and the Executive have executed this Amendment as of the day and year first above written.

KAMAN CORPORATION

By:     /s/ Ian K. Walsh
Ian K. Walsh
Its:      Chairman, President and Chief Executive Officer

NEAL J. KEATING

/s/ Neal J. Keating